Exhibit Number 99.1

DIGITAL ALLY, INC ANNOUNCES THIRD QUARTER 2020 OPERATING RESULTS

Company reports 23% revenue increase and earnings per share of $.02 for the third quarter 2020

LENEXA, Kansas (November 12, 2020) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its third quarter 2020 operating results. An investor conference call is scheduled for 11:15 p.m. EDT on Thursday, November 12, 2020 (see details below).

Highlights for the Third quarter Ended September 30, 2020

●	Total revenues increased 23% in the third quarter 2020 to $3,588,640 from $2,923,148 in the comparable 2019 period. Total revenues for the third quarter 2020 represent the highest quarterly revenue amount reported by the Company since the first quarter of 2017. The overall revenue increase is attributable to approximately $1.1 million of revenues generated by the Company’s new ThermoVU™ and Shield™ product lines during the third quarter 2020.

●	Our third quarter 2020 basic and diluted earnings per share was $0.02 representing a significant improvement from the net loss per share of ($0.26) reported in the comparable quarter in 2019. The improvement is primarily attributable to the 23% increase in total revenues, the 12% decrease in selling, general and administrative expenses and the $2,365,000 gain reported from the termination and extinguishment of the PIA obligation during the third quarter 2020 as compared to the similar period in 2019. Our earnings per share of $.02 represents for the third quarter 2020 represent our highest earnings per share amount reported by the Company since the first quarter of 2013.

●	The Company recently added two new lines of branded products: (1) the ThermoVu™ which is a line of self-contained temperature monitoring systems that provides alerts and controls facility access when an individual’s temperature exceeds a pre-set threshold and (2) our Shield™ disinfectants and cleansers which are for use against viruses and bacteria. We began offering such products beginning late in the second quarter 2020 and experienced strong demand during the third quarter resulting in total revenues for the quarter approximating $1.1 million. Shield™ disinfectants has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19. We expect continued revenue growth from these two new product lines in future quarters and are considering additional products to complement these new safety product lines. We are ramping up our supply chain for both of these new product lines, which are manufactured by third-parties. These branded products are being offered to our first responder customers including police, fire and paramedics. Commercial customers such as schools, cruise lines, taxi-cab and para transit are also be good candidates for the products, which the Company is actively pursuing.

●	The Covid-19 pandemic continued to delay the shipment of some orders in the third quarter 2020 as police forces and governments reacted to its impact. In general, our salesmen were unable to travel and meet with potential customers as they normally do to demonstrate our hardware, to promote our integrated solutions and close hardware sales. Specifically, we were unable to ship the initial purchase orders under a substantial contract awarded by the Director of Strategic Procurement of a country for the expected deployment of body cameras to its entire national police force. The contract was expected to include up to 5,000 body cameras with our web-based software infrastructure service over a three-year period. Contract deliveries were suspended pending the government’s decision to freeze the planned deployment until such time as the pandemic is contained within its population. The initial purchase order was expected to ship during the first quarter 2020 with follow-on orders for the second and third quarters of 2020 and would have made a substantial impact to our product revenues for the third quarter of 2020. At this point, we are unable to forecast if and when this major project will be restarted or how it may be modified as a result of the pandemic. Upon completion, the original contract would have been the largest body camera deployment in our history and the largest contract for recurring service revenues for our web-based software related to the body cameras.

●

The Company recorded a gain of $2,365,000 during the third quarter 2020 resulting from the termination and extinguishment of all obligations related to the Proceeds Investment Agreement (the “PIA”). On July 20, 2020, the Company and the holder of the PIA executed a Termination Agreement and Mutual Release (the “Termination Agreement”). Upon payment of $1,250,000 by the Company both parties agreed to terminate the PIA and to release each other from any further liability thereunder. In addition, the Company further agreed to pay the following: (a) a contingent payment in the amount of $2,750,000 following the closing of an asset purchase, membership interest purchase, or similar transaction between the Company and a specified third-party (the “Purchase Transaction”) and (b) any and all future proceeds received from Watchguard and its successors and assigns by the Company for WatchGuard’s use of U.S. Patent Nos. 8,781,292 and 9,253,452. For clarity, the parties further agreed that the payment of the contingent payment would only be due and payable upon the closing of the specified Purchase Transaction and would automatically terminate if the specified Purchase Transaction was abandoned prior to its closing.

The Company abandoned the Purchase Transaction during the third quarter 2020 and therefore, the contingent payment obligation automatically terminated. The Company recorded a as the specified Purchase Transaction was abandoned prior to its closing. Furthermore, the Company does not anticipate any future recoveries from Watchguard and its successors and assigns relative to WatchGuard’s use of U.S. Patent Nos. 8,781,292 and 9,253,452.

●	On July 2, 2020 the SEC declared the Company’s shelf registration statement on Form S-3 effective. The Shelf Registration Statement will provide the Company with access to liquidity from the public markets should it decide to utilize it for such purposes. The Shelf Registration Statement allows the Company to offer and sell, from time to time in one or more offerings, any combination of our common stock, debt securities, debt securities convertible into Common Stock or other securities in any combination thereof, rights to purchase shares of Common Stock or other securities in any combination thereof, warrants to purchase shares of Common Stock or other securities in any combination thereof or units consisting of Common Stock or other securities in any combination thereof having an aggregate initial offering price not exceeding $125,000,000.

●	On August 21, 2020, the Company completed the purchase of a building which will serve as the company’s warehouse and distribution location for its new branded temperature screening device ThermoVU™ and its Shield™ line of disinfectant/cleanser products. The total purchase price was $420,000 and the Company used its available cash to close the building purchase.

●	We have asserted two significant patent infringement lawsuit involving Axon and WatchGuard that have had significant impacts on our quarterly results primarily due to the timing and amount of legal fees expended on such lawsuits. We settled the WatchGuard lawsuit in May 2019 for a total payment from WatchGuard of $6.0 million. In June 2019 the District Court granted Axon’s Motion for Summary Judgment, and accepted Axon’s position that it did not infringe on our patents and dismissed the lawsuit. We appealed the District Court’s ruling. On April 22, 2020, a three-judge panel of the United States Court of Appeals denied our appeal and affirmed the District Court’s previous decision to grant Axon summary judgment. On May 22, 2020, we filed a petition for panel rehearing requesting that we be granted a rehearing of our appeal of the U.S. District Court’s summary judgment ruling. Furthermore, we requested that we be given an opportunity to make our case through oral argument in front of the three-judge panel of the Court of Appeals, all of which was denied. The Company has abandoned its right to any further appeals and this matter is now concluded. Our litigation costs related to the Axon and other lawsuits has declined substantially in 2020 compared to 2019 and previous years. Furthermore, we believe our future quarterly results during the remainder of 2020 and beyond will continue to be positively impacted form the conclusion of these legal matters..

●	Our overall gross margin percentage declined to 34.1% in the third quarter 2020 compared to 40.7% in the 2019 period. The deterioration is attributable to the manufacturing inefficiencies and unfavorable overhead variances caused by the Covid-19 pandemic. We also continued to experience significant disruptions in the third quarter 2020 because we moved our office, manufacturing and warehouse facility to a newer and smaller location during June 2020.

●	Selling, general and administrative expenses were $3,066,606 and $3,468,709 for the third quarter 2020 and 2019, respectively, a decrease of $402,103 (12%). The significant decrease was the result of lower litigation costs due to the Company abandoning the Axon patent infringement lawsuit, sales and support staff headcount reductions due to the COVID-19 pandemic and we reduced overall travel in response to the impact of the Covid-19 pandemic during the third quarter 2020.

●

The COVID-19 pandemic represents a fluid situation that presents a wide range of potential impacts of varying durations for different global geographies, including locations where we have offices, employees, customers, vendors and other suppliers and business partners. Like most US-based businesses, the COVID-19 pandemic and efforts to mitigate the same began to have impacts on our business in March 2020. By that time, much of our first fiscal quarter was completed. During the quarter ended September 30, 2020, we have observed recent decreases in demand from certain customers, including primarily our law-enforcement and commercial customers.

Given the fact that our products are sold through a variety of distribution channels, we expect our sales will experience more volatility as a result of the changing and less predictable operational needs of many customers as a result of the COVID-19 pandemic. We are aware that many companies, including many of our suppliers and customers, are reporting or predicting negative impacts from COVID-19 on future operating results. Although we observed significant declines in demand for our products from certain customers during the three months ended September 30, 2020, we believe that it remains too early for us to know the exact impact COVID-19 will have on the long-term demand for our products. We also cannot be certain how demand may shift over time as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.

To date, travel restrictions and border closures have not materially impacted our ability to obtain inventory or manufacture or deliver products or services to customers. However, if such restrictions become more severe, they could negatively impact those activities in a way that would harm our business over the long term. Travel restrictions impacting people can restrain our ability to assist our customers and distributors as well as impact our ability to develop new distribution channels, but at present we do not expect these restrictions on personal travel to be material to our business operations or financial results. We have taken steps to restrain and monitor our operating expenses and therefore we do not expect any such impacts to materially change the relationship between costs and revenues.

Like most companies, we have taken a range of actions with respect to how we operate to assure we comply with government restrictions and guidelines as well as best practices to protect the health and well-being of our employees and our ability to continue operating our business effectively. To date, we have been able to operate our business effectively using these measures and to maintain all internal controls as documented and posted. We also have not experienced challenges in maintaining business continuity and do not expect to incur material expenditures to do so. However, the impacts of COVID-19 and efforts to mitigate the same have remained unpredictable and it remains possible that challenges may arise in the future.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report a 23% increase in total revenues for our third quarter and net earnings per share of $0.02. Furthermore, our third quarter 2020 total revenues of $3,588,640 represents our highest quarterly total for revenues since the first quarter of 2017 and our earnings per share represents our highest earnings per share since the first quarter of 2013. Our decision not to stand still during the Covid-19 pandemic and proactively expand our product offerings to include the ThermoVU and Shield lines has proven to be successful as they generated approximately $1.1 million in combined revenues during the third quarter 2020. We are considering further expansion of the ThermoVU and Shield product lines to include complementary products that we hope they will achieve similar market acceptance. We also reduced our SG&A expenses by reducing staffing levels, limiting travel and reducing many advertising and promotional activities. In addition, we moved to a new, smaller office and warehouse space in June 2020 that will dramatically reduce our occupancy costs for the balance of 2020 and beyond” concluded Ross.

Investor Conference Call

The Company will host an investor conference call at 11:15 p.m. EDT on Thursday, November 12, 2020, to discuss its operating results for the third quarter 2020, developments related to its disinfectant and safety products, the impact of the Covid-19 pandemic and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 5148159 a few minutes before 11:15 p.m. EDT on Thursday November 12, 2020.

A replay of the conference call will be available two hours after its completion, from November 12, 2020 until 11:59 p.m. on January 12, 2021 by dialing 855-859-2056 and entering the conference ID # 5148159.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results, especially in light of the adverse effects of the Covid-19 pandemic on our customers, suppliers and employees; whether it will be able to resolve its liquidity and operational issues and raise sufficient capital given the impact of the Covid-19 pandemic; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets, including disinfectant/sanitizer and temperature screening products, and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will continue to experience declines in legal expenses as a result of concluding its patent litigation; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of competitors and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020 and in its annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”).

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2020 AND DECEMBER 31, 2019

	September 30, 2020 (Unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$8,130,331	$359,685
Accounts receivable-trade, less allowance for doubtful accounts of $123,224 – 2020 and 2019	1,799,935	1,071,018
Accounts receivable-other	884,853	514,730
Inventories, net	5,993,627	5,280,412
Income tax refund receivable, current	—	44,650
Prepaid expenses and other current assets	2,295,945	381,090

Total current assets	19,104,691	7,651,585

Land, building and equipment, net	681,315	197,063
Intangible assets, net	379,351	413,268
Operating lease right of use assets, net	792,121	122,459
Other assets	893,180	532,500

Total assets	$21,850,658	$8,916,875

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,058,739	$2,339,985
Accrued expenses	616,343	845,881
Operating lease obligations – Current	83,094	159,160
Contract liabilities – Current	1,702,587	1,707,943
Debt obligations – Current	791,521	1,827,748
Income taxes payable	1,158	5,934
Total current liabilities	4,253,442	6,886,651

Long-term liabilities:
Proceeds investment agreement obligation, at fair value – Long-term	—	6,500,000
Operating lease obligation – Long-term	754,031	44,460
Debt obligations – Long-term	777,379	—
Contract liabilities – Long-term	1,663,481	1,803,143

Total liabilities	7,448,333	15,234,254

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock, $0.001 par value per share; 100,000,000 and 50,000,000 shares authorized, respectively; shares issued: 26,836,209 – September 30, 2020 and 12,079,095 – December 31, 2019	26,836	12,079
Additional paid in capital	106,225,896	83,216,387
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(89,693,181)	(87,388,619)

Total stockholders’ equity (deficit)	14,402,325	(6,317,379)

Total liabilities and stockholders’ equity (deficit)	$21,850,658	$8,916,875

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2020 AND 2019

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenue:
Product	$2,958,579	$2,173,257	$5,778,695	$6,039,445
Service and other	630,061	749,891	1,967,881	1,981,482

Total revenue	3,588,640	2,923,148	7,746,576	8,020,927

Cost of revenue:
Product	2,177,676	1,601,913	4,332,450	4,333,812
Service and other	188,316	132,973	533,690	366,301

Total cost of revenue	2,365,992	1,734,886	4,866,140	4,700,113

Gross profit	1,222,648	1,118,262	2,880,436	3,320,814
Selling, general and administrative expenses:
Research and development expense	405,083	517,010	1,250,528	1,562,086
Selling, advertising and promotional expense	789,854	877,218	1,958,884	2,871,154
General and administrative expense	1,871,668	2,074,481	5,585,500	7,686,537
Patent litigation settlement	—	—	—	(6,000,000)

Total selling, general and administrative expenses	3,066,605	3,468,709	8,794,912	6,119,777

Operating loss	(1,843,957)	(2,280,447)	(5,914,476)	(2,798,963)

Other income (expense):
Interest income	11,339	6,667	33,208	30,279
Interest expense	(4,940)	(37,037)	(338,136)	(37,037)
Secured convertible notes issuance expense	—	(89,148)	(34,906)	(89,148)
Change in fair value of proceeds investment agreement	2,365,000	(177,000)	5,250,000	(3,275,000)
Change in fair value of secured convertible notes	—	(408,860)	(1,300,252)	(408,860)
Total other income (expense)	2,371,399	(705,378)	3,609,914	(3,779,766)

Income (loss) before income tax benefit	527,442	(2,985,825)	(2,304,562)	(6,578,729)
Income tax benefit (expense)	—	—	—	—

Net income (loss)	$527,442	$(2,985,825)	$(2,304,562)	$(6,578,729)

Net income (loss) per share information:
Basic	$0.02	$(0.26)	$(0.12)	$(0.58)
Diluted	$0.02	$(0.26)	$(0.12)	$(0.58)

Weighted average shares outstanding:
Basic	26,613,109	11,637,289	19,861,694	11,296,999
Diluted	26,627,941	11,637,289	19,861,694	11,296,999

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 FILED WITH THE SEC)